Exhibit 10.22

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of [•], 2014, between Virtu Financial, Inc., a Delaware corporation (the “Company”), and Douglas A. Cifu (“Executive”).

WHEREAS, the Company and Executive desire to enter into a written employment agreement to reflect the terms upon which Executive shall provide services to the Company; and

WHEREAS, Executive’s agreement to enter into this Agreement and be bound by the terms hereof, including the restrictive covenants described herein, is a material inducement to the Company’s willingness to provide equity-based compensation to Executive as described herein, and the Company would not otherwise grant such equity-based compensation to Executive if Executive did not agree to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as set forth below:

1.             Term.  (a)  The term of Executive’s employment under this Agreement shall be effective as of the day prior to the pricing date of the initial public offering (the “IPO”) for the sale of equity securities of the Company pursuant to an effective Registration Statement filed under the Securities Act of 1933 (the “Effective Date”), and shall continue until the three (3)-year anniversary of the Effective Date (the “Initial Expiration Date”), provided that on the Initial Expiration Date and each subsequent anniversary of the Initial Expiration Date, the term of Executive’s employment under this Agreement shall be extended for one (1) additional year unless either party provides written notice to the other party at least ninety (90) days prior to the Initial Expiration Date (or any such anniversary, as applicable) that Executive’s employment hereunder shall not be so extended (in which case, Executive’s employment under this Agreement shall terminate on the Initial Expiration Date or expiration of the extended term, as applicable); provided, however, that Executive’s employment under this Agreement may be terminated at any time pursuant to the provisions of Section 5.  The period of time from the Effective Date through the termination of this Agreement and Executive’s employment hereunder pursuant to its terms is herein referred to as the “Term”; and the date on which the Term is scheduled to expire (i.e., the Initial Expiration Date or the scheduled expiration of the extended term, if applicable) is herein referred to as the “Expiration Date.”  Notwithstanding anything contained herein to the contrary, if upon the effective date of a Change in Control, the Expiration Date is less than two (2) years from the date of such Change in Control, the Term shall automatically be renewed so that the Expiration Date is two (2) years from the effective date of such Change in Control.

(b)           Executive agrees and acknowledges that the Company has no obligation to extend the Term or to continue Executive’s employment following the Expiration Date, and Executive expressly acknowledges that no promises or understandings to the contrary have been made or reached. Executive also agrees and acknowledges that, should Executive and the Company choose to continue Executive’s employment for any period of time following the Expiration Date without extending the term of Executive’s employment under this Agreement or entering into a new written employment agreement, Executive’s employment with the Company shall be “at will,” such that the Company may terminate Executive’s employment at any time, with or without reason and with or without notice, and Executive may resign at any time, with or without reason and with or without notice (for the sake of clarity, the provisions of this Agreement shall not apply following the expiration of the Term (except as otherwise expressly provided herein)).

2.             Definitions.  For purposes of this Agreement, the following terms, as used herein, shall have the definitions set forth below.

(a)           “Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person; provided, that in no event shall any entity Controlled by Vincent Viola but in which the Company does not have a direct or indirect ownership interest be treated as an Affiliate of the Company.

(b)           “Change in Control” has the meaning set forth in the Plan.

(c)           “Cause” means (i) Executive’s willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company, which action is not cured (if curable) within thirty (30) days after a written demand for substantial performance is received by Executive from the Company that specifically identifies in reasonable detail the action(s) that it believes Executive has engaged in and the related effect on the Company; (ii) conviction of (by a court of competent jurisdiction), or entry of a plea of guilty or no contest by, Executive with respect to, a felony of which fraud or dishonesty is a material element or which involves a violation of securities laws or the rules and regulations of a self-regulatory organization applicable to Executive in connection with his position at the Company; or (iii) the willful and material breach of this Agreement or any Noncompetition Restrictions (as defined below) by Executive which breach is not cured (if curable) within thirty (30) days after a written notice from the Company that specifically identifies in reasonable detail the willful and material breach.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Board or reasonably based upon the advice of outside counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company and, for the purposes of clauses (i) and (iii) of the preceding sentence, no act or failure to act on the part of Executive shall be considered “willful,” so long as Executive reasonably believed that such action, or failure to act, was in the best interests of the Company.  Cause shall not exist unless and until (A) the Board has delivered to Executive written notice (a “Removal Notice”) that (x) indicates the specific provision of the definition of “Cause” relied upon, (y) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for Cause under the provision so indicated and (z) includes a copy of a resolution duly adopted by a majority of the Board (excluding Executive) at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Board), finding that, in the opinion of the Board, Cause has occurred and setting forth in reasonable detail the facts and circumstances thereof and (B) Executive has been afforded the right to cure (if curable) any such action in accordance with clauses (i) or (iii) of the definition of Cause, as applicable.  A removal of Executive for Cause shall be effective only if the Board delivers to Executive a Removal Notice within ninety (90) days after the Company first learns of the existence of the circumstances giving rise to Cause if, and only if, a reasonable Person could have determined that Cause exists upon learning of the circumstances that the Company was actually aware of at such time.

(d)           “Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or by contract.

(e)           “Disability” means Executive would be entitled to long-term disability benefits under the Company’s long-term disability plan as in effect from time to time, without regard to any waiting or elimination period under such plan and assuming for the purpose of such determination that Executive is actually participating in such plan at such time.  If the Company does not maintain a long-term disability plan, “Disability” means Executive’s inability to perform Executive’s duties and responsibilities hereunder on a full-time basis for a consecutive period of one hundred eighty (180) days in any three hundred sixty-five (365)-day period due to physical or mental illness or incapacity that is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to the Executive or his legal representative.

(f)            “Good Reason” means the termination of Executive’s employment at his initiative after, without Executive’s prior written consent, one (1) or more of the following events:  (i) a reduction in the Base Salary, or the uncured failure by the Company to fulfill its obligations under this Agreement within thirty (30) days after written notice thereof from Executive to the Company; (ii) the failure to elect Executive to or the removal of Executive (other than for Cause) from any of the positions described in Section 3; any material diminution or adverse change in the duties, authority, responsibilities, or positions of Executive from those contemplated by Section 3(a); any attempt to remove Executive from any executive management position in a manner contrary to this Agreement or the Company’s then effective Certificate of Incorporation or By-Laws; (iii) the assignment to Executive of duties or responsibilities which are materially inconsistent with or different from those contemplated by Section 3(a) or requiring Executive to report to an officer or employee instead of the Board; (iv) the Company’s requiring Executive to be based at a location in excess of fifty (50) miles from the location of Executive’s principal job location or office specified in Section 3(b), except for required travel on the Company’s business to an extent substantially consistent with Executive’s position; or (v) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets or business of the Company after a merger, consolidation, sale, or similar transaction; provided, however, that prior to resigning for Good Reason, Executive shall give written notice to the Company of the facts and circumstances claimed to provide a basis for such resignation not more than sixty (60) days following his knowledge of such facts and circumstances, and the Company shall have thirty (30) days after receipt of such notice to cure such facts and circumstances (and if so cured then Executive shall not be permitted to resign for Good Reason in respect thereof).  Any termination of employment by Executive for Good Reason shall be communicated to the Company by written notice, which shall include Executive’s date of termination of employment (which, except as set forth in the preceding sentence, shall be a date not later than thirty (30) days after delivery of such notice).

(g)           “Governmental Entity” means any national, state, county, local, municipal or other government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality.

(h)           “Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, unincorporated entity or other entity.

(i)            “Plan” means the Virtu Financial, Inc. 2014 Management Incentive Plan.

3.             Duties and Responsibilities.  (a)  The Company hereby employs Executive and Executive hereby accepts employment, subject to the terms and conditions contained herein, during the Term, as Chief Executive Officer.  During the Term, Executive agrees to be employed by and devote substantially all of Executive’s business time and attention to the Company and the promotion of its interests and to use his best efforts to faithfully and diligently serve the Company; provided, however, that, to the extent such activities do not significantly interfere with the performance of his duties, services and responsibilities under this Agreement, Executive shall be permitted to (i) manage his personal, financial and legal affairs, (ii) serve on civic or charitable boards and committees of such boards and (iii) to the extent approved by the Board pursuant to a duly authorized resolution of the Board, serve on corporate boards and committees of such boards; provided, further, that Executive (x) shall be permitted to continue to be engaged in, or provide services to, the businesses and activities set forth on Exhibit A, and (y) to the extent that such activities do not significantly interfere with the performance of his duties, services and responsibilities under this Agreement, shall be permitted to become engaged in, or provide services to, any other business or activity, whether as owner, partner, investor, consultant, agent, employee, co-

venturer or otherwise, in which Vincent Viola is permitted to become engaged in during the Term, to the extent that Executive’s level of participation in such businesses or activities are consistent with Executive’s participation in the businesses or activities set forth on Exhibit A prior to the Effective Date.  Executive will report solely to the Board of Directors of the Company (the “Board”).  Executive will perform such lawful duties and responsibilities as are  commensurate with Executive’s titles and positions and as are generally consistent with those exercised by Executive prior to the Effective Date, and such other duties and responsibilities commensurate with Executive’s titles and positions as may be reasonably requested by the Board from time to time.  Executive will have the authority customarily exercised by an individual serving as Chief Executive Officer of a corporation of the size and nature of the Company and as is generally consistent with Executive’s authority prior to the Effective Date.  During the Term, Executive shall serve as a member of the Board, and upon request shall serve as a director or an officer of one or more subsidiaries of the Company, or of an Affiliate of the Company.  Executive shall not be compensated additionally in Executive’s capacity as a member of the Board or as a director or officer of a subsidiary or Affiliate of the Company.

(b)           During the Term, Executive’s principal place of employment shall be in the Company’s principal office in Manhattan, New York.  Executive acknowledges that Executive’s duties and responsibilities shall require Executive to travel on business to the extent reasonably necessary to fully perform Executive’s duties and responsibilities hereunder.

4.             Compensation and Related Matters.  (a)  Base Salary.  During the Term, for all services rendered under this Agreement, Executive shall receive an aggregate annual base salary (“Base Salary”) at an initial rate of $1,000,000, payable in accordance with the Company’s applicable payroll practices.  Base Salary may be increased (but not decreased) on an annual basis as determined by the Board in its sole discretion.  References in this Agreement to Base Salary shall be deemed to refer to the most recently effective annual base salary rate.

(b)           Annual Bonus.  During the Term, for each calendar year beginning with 2014, Executive shall have the opportunity to earn a discretionary annual bonus based on the satisfaction of such business objectives and/or business performance as determined by the non-employee members of the Board or the Compensation Committee of the Board in their or its sole discretion (each such bonus, an “Annual Bonus”).

(c)           Option Grant.  On the IPO pricing date, the Company shall grant Executive, pursuant to, and subject to, the terms of the Plan and an option award agreement substantially in the form attached hereto as Exhibit B (the “Option Agreement”), an option (the “Option”) to purchase an aggregate number of [    ] shares of Class A common stock of the Company (the “Stock”).  The Option shall have an exercise price per share equal to the fair market value of a share of Stock on the date of grant.(1)

(1)  The exercise price will be equal to the IPO price.

(d)           Benefits and Perquisites.  During the Term, Executive shall be entitled to participate in the benefit plans and programs (including, without limitation, four (4) weeks’ vacation per calendar year, health insurance and a 401(k) plan) and receive perquisites, commensurate with Executive’s position, that are provided by the Company from time to time for its senior executives generally, subject to the terms and conditions of such plans and programs.

(e)           Business Expense Reimbursements.  During the Term, the Company shall promptly reimburse Executive for Executive’s reasonable and necessary business expenses in accordance with the Company’s then-prevailing policies and procedures for expense reimbursement (which shall include appropriate itemization and substantiation of expenses incurred).

(f)            Indemnification.  The Company shall indemnify and hold harmless Executive, to the fullest extent permitted by law and the Company’s governing documents, against all claims, expenses, damages, liabilities and losses incurred by Executive by reason of the fact that Executive is or was, or had agreed to become, a director, officer, employee, agent or fiduciary of the Company or any of its subsidiaries or Affiliates, or is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, business, person, trust, employee benefit plan or other entity.  The indemnification obligations of the Company shall survive from the Effective Date of this Agreement and continue until six (6) years following his cessation of service with the applicable entity or, if longer, one (1) year after the expiration of any applicable statute of limitations for any potential claim.  During the Term and for a period of six (6) years thereafter, the Company shall cause Executive to be covered by and named as an insured under any policy or contract of insurance obtained by it to insure its directors and officers against personal liability for acts, errors or omissions in connection with service as an officer or director of the Company or any of its subsidiaries or Affiliates or service in any other capacities at the request of the Company.  The coverage provided to Executive shall be of a scope and on terms and conditions at least as favorable as the most favorable coverage provided to any other officer or director of the Company (or any successor).  Anything in this Agreement to the contrary notwithstanding, this Section 4(f) shall survive the termination of this Agreement for any reason.  Nothing in this Agreement shall limit or reduce any other rights to indemnification that apply to Executive, whether pursuant to contract or otherwise.

5.             Termination of Employment.  (a)  Executive’s employment under this Agreement may be terminated by either party at any time and for any reason; provided, however, that Executive shall be required to give the Company at least sixty (60) days’ advance written notice of any voluntary resignation of Executive’s employment hereunder (other than resignation for Good Reason) (and in such event the Company in its sole discretion may elect to accelerate Executive’s date of termination of employment, it being understood that such termination shall still be treated as a voluntary resignation for purposes of this Agreement).  Notwithstanding the foregoing, Executive’s employment shall automatically terminate upon Executive’s death.

(b)           Following any termination of Executive’s employment under this Agreement, except for as provided for under this Section 5, the obligations of the Company to pay or provide Executive with compensation and benefits under Section 4 shall cease, and the Company shall have no further obligations to provide compensation or benefits to Executive hereunder, except (i) for payment of any accrued but unpaid Base Salary and for payment of any unreimbursed expenses under Section 4(e), in each case accrued or incurred through the date of termination of employment, payable as soon as practicable and in all events within thirty (30) days following the date of termination of employment, (ii) for payment of any earned but unpaid Annual Bonus, if any, for the calendar year prior to the calendar year in which such termination of employment occurs, (iii) continued indemnification pursuant to Section 4(f), (iv) as explicitly set forth in any other benefit plans, programs or arrangements applicable to terminated employees in which Executive participates, other than severance plans or policies and (v) as otherwise expressly required by applicable law.  For the avoidance of doubt, any unpaid Annual Bonus for the year of termination of employment is forfeited if Executive’s employment is terminated for any reason.

(c)           If Executive’s employment under this Agreement is terminated (i) by the Company without Cause, (ii) due to death or Disability, (iii) by Executive for Good Reason, or (iv) due to expiration of the Term on the Expiration Date as a result of the Company delivering a notice of non-renewal as contemplated by Section 1, in addition to the payments and benefits specified in Section 5(b), Executive shall be entitled to receive (A) severance pay in an aggregate amount (the “Severance Amount”) equal to the greater of (x) one (1) times Executive’s Base Salary and (y) an amount equal to the total amount of  Base Salary that Executive would have been entitled to receive had Executive continued to be employed through the Expiration Date; and (B) continued health, dental, vision and life insurance benefits under the terms of the applicable Company benefit plans for (x) twelve (12) months or (y) the period from Executive’s termination of employment through the Expiration Date, whichever is longer (the “Benefits Continuation Period”), subject to Executive’s payment of the cost of such benefits to the same extent that active employees of the Company are required to pay for such benefits from time to time; provided, however, that such continuation coverage shall end earlier upon Executive’s becoming eligible for comparable coverage under another employer’s benefit plans; and provided, further, that to the extent the provision of such continuation coverage is not permitted under the terms of the Company benefit plans or would result in an adverse tax consequence to the Company, the Company may alternatively provide Executive with a cash payment (the “COBRA Cash Payment”) in an amount equal to the applicable COBRA premium that Executive would otherwise be required to pay to obtain COBRA continuation coverage for such benefits for such period (minus the cost of such benefits to the same extent that active employees of the Company are required to pay for such benefits from time to time).  The Severance Amount (and the COBRA Cash Payment, if applicable) shall be paid in cash in a lump sum within thirty (30) days following the execution of the Release (defined below) that has become irrevocable by its terms, subject to any required delay of payment pursuant to Section 23.

(d)           Notwithstanding anything herein to the contrary, if at any time within sixty (60) days before, or twenty-four (24) months following, a Change in Control, Executive’s employment under this Agreement is terminated (i) by the Company without Cause, (ii) due to death or Disability, (iii) by Executive for Good Reason, or (iv) due to expiration of the Term on the Expiration Date as a result of the Company delivering a notice of non-renewal as contemplated by Section 1, then Executive, in lieu of the Severance Amount described in Section 5(c)(A) shall be entitled to receive two and a half (2.5) times the sum of (A) Executive’s Base Salary and (B) the Annual Bonus (including any amounts deferred or satisfied through the grant of equity awards) most recently awarded to Executive for completed fiscal years of the Company (the “CIC Severance Amount”), and for purposes of the benefits continuation under Section 5(c)(B), the Benefits Continuation Period shall be extended to (i) twenty-four (24) months or (ii) the period from Executive’s termination of employment through the Expiration Date, whichever is longer.  The CIC Severance Amount shall be paid in cash in a lump sum within thirty (30) days following the execution of the Release that has become irrevocable by its terms, subject to any required delay of payment pursuant to Section 23.  In addition, Executive shall be entitled to the payments and benefits specified in Section 5(b).  For purposes of determining the Severance Amount and CIC Severance Amount, Base Salary shall be the Base Salary as in effect prior to any reduction giving rise to a termination for Good Reason.

(e)           Executive’s entitlement to the payment and benefits and certain rights set forth in Sections 5(c) and 5(d) shall be conditioned upon Executive having provided an irrevocable waiver and release of claims in favor of the Company, its Affiliates, their respective predecessors and successors, and all of the respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing (collectively, the “Released Parties”), substantially in the form attached hereto as Exhibit C (the “Release”), that has become effective in accordance with its terms.

Simultaneous with the delivery of the signed Release by Executive, the Company shall deliver an irrevocable waiver and release of claims in favor of Executive and his heirs, agents and representatives substantially in the form attached hereto as Exhibit D, and if the Company fails to timely deliver its release, Executive’s obligation to deliver the Release shall lapse and be void for all purposes hereof, including for purposes of the Company’s obligation to pay or provide the payments and benefits under Sections 5(c) and 5(d).

(f)            Upon termination of Executive’s employment for any reason, and regardless of whether Executive continues as a consultant to the Company, upon the Company’s request Executive agrees to resign, as of the date of such termination of employment or such other date requested, from the Board and any committees thereof, and, if applicable, from the board of directors (and any committees thereof) of any Affiliate of the Company to the extent Executive is then serving thereon.

(g)           The payment of any amounts accrued under any benefit plan, program or arrangement in which Executive participates shall be subject to the terms of the applicable plan, program or arrangement, and any elections Executive has made thereunder.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against Executive or others.

(h)           Following any termination of Executive’s employment, Executive shall have no obligation to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement.  There shall be no offset against amounts due Executive under this agreement on account of any remuneration attributable to later employment, consultancy or other remunerative activity of Executive.

6.             280G Matters.

(a)           If any payment to or in respect of Executive by the Company or any Affiliate, whether pursuant to this Agreement or otherwise (a “Payment”), is determined by the Auditor (as defined below) to be a “parachute payment” as defined in Section 280G(b)(2) of the Code (as defined below) (a “Parachute Payment”) and also to be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, being herein collectively referred to as the “Excise Tax”), then the aggregate amount of the Parachute Payments otherwise payable to Executive under this Agreement (unless otherwise agreed by Executive) shall be reduced if and to the extent that such reduction would result in Executive retaining a greater net after-tax amount than Executive would have retained had he received the full amount of the Parachute Payments (and paid the applicable Excise Tax), with such reductions coming first from amounts that are exempt from Section 409A and, thereafter, from amounts that are subject to Section 409A, in each case in reverse chronological order of their scheduled distributions.

(b)           All determinations required to be made under this Section 6, including whether an Excise Tax is payable by Executive, the amount of such Excise Tax and the determination of which Parachute Payments shall be reduced, shall be made by the Company’s regular auditor, unless Executive objects to the use of that auditor, in which event the auditor shall be an independent auditor or other independent professional services organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code selected by the Company and reasonably acceptable to Executive, which auditor shall not, without Executive’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change in Control (the “Auditor”).  If the Auditor determines that the aggregate Payments to Executive under this

Agreement should be reduced in accordance with Section 6(a), the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof.  All determinations made by the Auditor under this Section 6 shall be binding upon the Company and Executive and shall be made as soon as reasonably practicable and in no event later than 10 days following the date of Executive’s termination of employment.  All fees and expenses of the Auditor shall be borne solely by the Company.

(c)           For purposes of this Agreement, the term “Code” shall mean the Internal Revenue Code of 1986, as amended, including all final regulations promulgated thereunder and any reference to a particular section of the Code shall include any provision that modifies, replaces or supersedes such section.  The parties acknowledge that Executive’s agreement to be bound by the confidentiality and restrictive covenant provisions set forth in the Second Amended and Restated Limited Liability Company Agreement of Virtu Financial LLC, a Delaware limited liability company, dated as of            , and incorporated by reference into the Option Agreement (collectively, the “Noncompetition Restrictions”) are partial consideration for the Company’s entering into this Agreement, and that at the request of Executive, the Company shall cause the Auditor to take into account the value of any reasonable compensation for services to be rendered by Executive before or after a Change in Control, including the Noncompetition Restrictions, in computing the amount of Parachute Payments under Section 280G of the Code, and the Company shall cooperate with Executive and the Auditor in performing such valuation.

7.             Confidential Information; Restrictive Covenants.  For purposes of Sections 7, 8, 9 and 10, references to the Company shall include its subsidiaries and any Affiliates of the Company that are Controlled by the Company.  Executive acknowledges and agrees that Executive shall be bound by the Noncompetition Restrictions, in accordance with the terms and conditions thereof.

8.             Return of Property.  Executive acknowledges that all notes, memoranda, specifications, devices, formulas, records, files, lists, drawings, documents, models, equipment, property, computer, software or intellectual property relating to the businesses of the Company, in whatever form (including electronic), and all copies thereof, that are received or created by Executive while an employee of the Company or its subsidiaries or Affiliates (including but not limited to Confidential Information and Inventions (as defined below)) are and shall remain the property of the Company, and Executive shall immediately return such property to the Company upon the termination of Executive’s employment and, in any event, at the Company’s request and subject to inspection in accordance with applicable Company employee policies generally, except as may otherwise be agreed by Executive and the Company at the time of termination; provided, that Executive shall be permitted to retain a copy of his contacts/rolodex, including in electronic form.

9.             Intellectual Property Rights.  (a)  Executive agrees that the results and proceeds of Executive’s services for the Company (including, but not limited to, any trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed while an employee of the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by Executive, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to Executive whatsoever.  If, for any reason, any of such results and proceeds shall not legally be a work-

made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company under the immediately preceding sentence, then Executive hereby irrevocably assigns and agrees to assign any and all of Executive’s right, title and interest thereto, including any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company, and the Company shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company without any further payment to Executive whatsoever.  As to any Invention that Executive is required to assign, Executive shall promptly and fully disclose to the Company all information known to Executive concerning such Invention.

(b)           Executive agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Executive shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including the execution of appropriate copyright and/or patent applications or assignments.  To the extent Executive has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, Executive unconditionally and irrevocably waives the enforcement of such Proprietary Rights.  This Section 9(b) is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of the Company’s being Executive’s employer.  Executive further agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Executive shall assist the Company in every proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries.  Executive shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof.  In addition, Executive shall execute, verify and deliver assignments of such Proprietary Rights to the Company or its designees.  Executive’s obligations under this Section 9 shall continue beyond the termination of Executive’s employment with the Company.

(c)           Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that Executive now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

10.          Remedies and Injunctive Relief.  Executive acknowledges that a violation by Executive of any of the covenants contained in Sections 7, 8 or 9 would cause irreparable damage to the Company in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate.  Accordingly, Executive agrees that, notwithstanding any provision of this Agreement to the contrary, the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in Sections 7, 8 or 9 in addition to any other legal or equitable remedies it may have.  The preceding sentence shall not be construed as a waiver of the rights that the Company may have for damages under this Agreement or otherwise, and all of the Company’s rights shall be unrestricted.

11.          Representations of Executive; Advice of Counsel.  (a)  Executive represents, warrants and covenants that as of the date hereof:  (i) Executive has the full right, authority and capacity to enter into this Agreement and perform Executive’s obligations hereunder, (ii) Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of Executive’s duties and obligations to the Company hereunder during or after the Term, and (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Executive is subject.

(b)           Prior to execution of this Agreement, Executive was advised by the Company of Executive’s right to seek independent advice from an attorney of Executive’s own selection regarding this Agreement.  Executive acknowledges that Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel.  Executive further represents that in entering into this Agreement, Executive is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents which are not expressly set forth herein, and that Executive is relying only upon Executive’s own judgment and any advice provided by Executive’s attorney.

12.          Cooperation.  Executive agrees that, upon reasonable notice and without the necessity of the Company obtaining a subpoena or court order, Executive shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), and any investigation and/or defense of any claims asserted against the Company or its Affiliates, which relates to events occurring during Executive’s employment with the Company and its Affiliates as to which Executive may have relevant information (including but not limited to furnishing relevant information and materials to the Company or its designee and/or providing testimony at depositions and at trial); provided that with respect to such cooperation occurring following termination of employment, the Company shall reimburse Executive for expenses reasonably incurred in connection therewith, and further provided that any such cooperation occurring after the termination of Executive’s employment shall be scheduled so as not to unreasonably interfere with Executive’s business or personal affairs.

13.          Withholding.  The Company may deduct and withhold from any amounts payable under this Agreement such Federal, state, local, non-U.S. or other taxes as are required to be withheld pursuant to any applicable law or regulation.

14.          Assignment.  (a)  This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive, except for the assignment by will or the laws of descent and distribution of any accrued pecuniary interest of Executive, and any assignment in violation of this Agreement shall be void.  The Company may only assign this Agreement, and its rights and obligations hereunder, in accordance with the terms of Section 14(b).

(b)           This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns (including, without limitation, successors by merger, consolidation, sale or similar transaction, and, in the event of Executive’s death, Executive’s estate and heirs in the case of any payments due to Executive hereunder). The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.  Following a Change in Control, if the Company is not the ultimate parent corporation and the Company’s common stock is not publicly traded, the “Board of Directors” or “Board” as used in this Agreement shall refer to the board of directors of the ultimate parent of the Company.

(c)           Executive acknowledges and agrees that all of Executive’s covenants and obligations to the Company, as well as the rights of the Company hereunder, shall run in favor of and shall be enforceable by the Company and its successors and assigns.

15.          Governing Law; No Construction Against Drafter.  This Agreement shall be deemed to be made in the State of New York, and the validity, interpretation, construction, and performance of this Agreement in all respects shall be governed by the laws of the State of New York without regard to its principles of conflicts of law.  No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

16.          Consent to Jurisdiction; Waiver of Jury Trial.  (a)  Except as otherwise specifically provided herein, Executive and the Company each hereby irrevocably submits to the exclusive jurisdiction of the federal courts located within the Borough of Manhattan (or, if subject matter jurisdiction in such courts are not available, in any state court located within the Borough of Manhattan) over any dispute arising out of or relating to this Agreement.  Except as otherwise specifically provided in this Agreement, the parties undertake not to commence any suit, action or proceeding arising out of or relating to this Agreement in a forum other than a forum described in this Section 16(a); provided, however, that nothing herein shall preclude either party from bringing any suit, action or proceeding in any other court for the purpose of enforcing the provisions of this Section 16 or enforcing any judgment obtained by either party.

(b)           The agreement of the parties to the forum described in Section 16(a) is independent of the law that may be applied in any suit, action, or proceeding and the parties agree to such forum even if such forum may under applicable law choose to apply non-forum law.  The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in Section 16(a), and the parties agree that they shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.  The parties agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in Section 16(a) shall be conclusive and binding upon the parties and may be enforced in any other jurisdiction.

(c)           The parties hereto irrevocably consent to the service of any and all process in any suit, action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to such party at such party’s address specified in Section 20.

(d)           Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding arising out of or relating to this Agreement.  Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver, and (ii) acknowledges that it and the other party hereto has been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 16(d).

(e)           Each party shall bear its own costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with any dispute arising out of or relating to this Agreement, except as provided in the following sentence.  The Company agrees to pay as incurred (within ten (10) days following the Company’s receipt of an invoice from Executive), to the fullest extent permitted by law, all legal fees and expenses that Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement) that arises in connection with or following a Change in Control, plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”), based on the applicable rate on the date such legal fees and expenses were incurred.

17.          Amendment; No Waiver; Severability.  (a)  No provisions of this Agreement may be amended, modified, waived or discharged except by a written document signed by Executive and a duly authorized officer of the Company (other than Executive).  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

(b)           If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party; provided, that in the event that any court of competent jurisdiction shall finally hold in a non-appealable judicial determination that any provision of Section 7, 8 or 9 (whether in whole or in part) is void or constitutes an unreasonable restriction against Executive, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as such court may determine constitutes a reasonable restriction under the circumstances.  Subject to the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

18.          Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the Company and Executive with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral), between Executive and the Company, relating to such subject matter.  None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.

19.          Survival.  The rights and obligations of the parties under the provisions of this Agreement shall survive, and remain binding and enforceable, notwithstanding the expiration of the Term, the termination of this Agreement, the termination of Executive’s employment hereunder or any settlement of the financial rights and obligations arising from Executive’s employment hereunder, to the extent necessary to preserve the intended benefits of such provisions.

20.          Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one (1) business day in the case of express mail or overnight courier service) to the parties at the following addresses or facsimiles (or at such other address for a party as shall be specified by like notice):

If to the Company:	Virtu Financial, Inc.
645 Madison Avenue

New York, NY 10022
Attn: [ ]
Fax: [ ]

With a copy to:	[ ]
[ ]
[ ]
[ ]

If to Executive:	[ ]
[ ]
[ ]
[ ]

With a copy to:	[ ]
[ ]
[ ]
[ ]

Notices delivered by facsimile shall have the same legal effect as if such notice had been delivered in person.

21.          Headings and References.  The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement.  When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

22.          Counterparts.  This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (.pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

23.          Section 409A.  (a)  For purposes of this Agreement, “Section 409A” means Section 409A of the Code, and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time.  The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A will be compliant with Section 409A or exempt from Section 409A.

(b)           Notwithstanding anything in this Agreement to the contrary, the following special rule shall apply, if and to the extent required by Section 409A, in the event that (i) Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) (as determined in accordance with the methodology established by the Company as in effect on the date of Executive’s “separation from service” (within the meaning of Treasury Regulations Section 1.409A-1(h)), (ii) amounts or benefits under this Agreement or any other program, plan or arrangement of the Company or a controlled group affiliate thereof are due or payable on account of separation from service and (iii) Executive is employed by a public company or a controlled group affiliate thereof:  no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to Executive prior to the date that is six (6) months after the date of Executive’s separation from service or, if earlier, ten (10) days following Executive’s date of death; following any applicable six (6)-month delay, all such delayed payments, plus Interest based on the applicable rate as of the date payment would have been made but for the Section 409A delay, will be paid in a single lump sum on the earliest permissible payment date.

(c)           Any payment or benefit due or payable on account of Executive’s separation from service that represents a “deferral of compensation” within the meaning of Section 409A shall commence to be paid or provided to Executive sixty-one (61) days following Executive’s separation from service; provided that Executive executes, if required by Section 5(e), the Release described therein, within sixty (60) days following his “separation from service.”  Each payment made under this Agreement (including each separate installment payment in the case of a series of installment payments) shall be deemed to be a separate payment for purposes of Section 409A.  Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulations §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Section 409A, and shall be paid under any such exception to the maximum extent permitted.  For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment,” “termination,” or words and phrases of similar import, shall be deemed to refer to Executive’s “separation from service” as defined in Section 409A, and shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.  In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

(d)           Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is eligible for exemption from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Executive’s “separation from service” occurs.  To the extent any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one (1) calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any lifetime or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first written above.

VIRTU FINANCIAL, INC.

By:
Name:
Title:

DOUGLAS A. CIFU

EXHIBIT A

PERMITTED ACTIVITIES

EXHIBIT B

FORM OF OPTION AGREEMENT

EXHIBIT C

FORM OF EXECUTIVE RELEASE

EXHIBIT D

FORM OF COMPANY RELEASE